Exhibit 99.1

AFFILIATED MANAGERS GROUP. INC.

Contact:	Brett S. Perryman
Laura O’Brien
Affiliated Managers Group, Inc.
(617) 747-3300
pr@amg.com

AMG Announces Completion of $950 Million Senior Credit Facility

BOSTON, November 28, 2007 – Affiliated Managers Group, Inc. (NYSE: AMG) announced that it has closed an amended and restated $950 million senior credit facility. The facility, which may be increased to $1.2 billion, replaces AMG’s previous $650 million credit facility. The new facility was syndicated among a group of lenders, including Bank of America, N.A., as lead agent, and JPMorgan Chase Bank, N.A., U.S. Bank National Association, The Bank of New York, Calyon New York Branch and RBS Citizens, National Association, as co-agents.

“The increase in AMG’s credit facility, combined with our strong cash flow from operations, provides the Company with substantial capacity to execute our growth strategy,” said Darrell W. Crate, Executive Vice President and Chief Financial Officer of AMG. “With a diverse balance sheet and enhanced liquidity, we look forward to producing outstanding returns for our shareholders, through the internal growth of our existing Affiliates, as well as accretive investments in additional, growing boutique asset management firms.”

AMG is an asset management company with equity investments in a diverse group of boutique investment management firms. Pro forma for its investment in ValueAct Capital Management and pending investment in Cooke & Bieler, AMG’s affiliated investment management firms managed approximately $292 billion in assets at September 30, 2007.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, our ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG’s filings with the Securities and Exchange Commission. Reference is hereby made to the “Cautionary Statements” set forth in the Company’s Form 10-K for the year ended December 31, 2006.

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For more information on Affiliated Managers Group, Inc.,

please visit AMG’s Web site at www.amg.com.